PLAN OF EXCHANGE AND ACQUISITION AGREEMENT
                            THROUGH AN EXCHANGE BY
                            TOP DOLLAR REALTY, INC.

                            OF ITS VOTING STOCK FOR
                  100% OF THE ISSUED AND OUTSTANDING SHARES OF

                INDUSTRIA PORTUGUESE de PRODUCAO de LAREIRAS S.A.

     TOP DOLLAR REALTY, INC., a Nevada corporation, hereinafter sometimes called "TDR" and INDUSTRIA PORTUGUESE de PRODUCAO de LAREIRAS S.A., a Portugal corporation hereinafter sometimes called "IPP" agree as follows:

                                  ARTICLE 1.
                               PLAN OF EXCHANGE

                                 Plan Adopted
Section 1.0.1
The Parties agree to adopt this Plan of Exchange through an exchange of stock hereto pursuant to a tax free exchange according to the provisions of Section 368 of the Internal revenue Code of 1986 as amended, and other applicable provisions as follows:
a) TOP DOLLAR REALTY, INC., agrees to change its corporate name to "NORTHSTAR INDUSTRIES, INC."
b) IPP will exchange 7,300 A shares, which constitutes 100% of the issued and outstanding shares of stock held by the beneficial owners of IPP to TDR in exchange for 7,800,000 shares of investment common stock of TDR, to be issued to the exchanging beneficial owner(s).
c) This Plan of Exchange and Acquisition Agreement will be executed by those appointed with authority to do so at the earliest possible date, but will be subject to the approval and ratification by a majority of shareholders of record of TDR, or their assignees, which represent more than 50% of the shares of TDR issued and outstanding entitled to vote pursuant to Nevada State stature and the By-Laws of the corporation. Such vote may be given by written consent of the shareholders of record of their assignees, according to Nevada Revised Statutes.
d) Upon said ratification of this Agreement by a majority of TDR's stockholders, the execution thereof, and the completion of other terms and conditions of tis Agreement between the parties, and any other agreements pertaining thereto, the current board of directors of TDR will resign, and a new board of directors consisting of three (3) or more nominees as nominated by IPP, will serve as directors, effective February 17, 1996.

                                 Closing Date
Section 1.0.2
Subject to the conditions precedent set forth herein to the obligation of the parties to consummate the transaction, this Plan of Exchange and Acquisition Agreement shall be effective upon ratification by a majority of shareholders, being more than 50% and shall be effective as of February 16, 1996, for purposes of simplifying and consolidating the financial statements of TDR.

                                  ARTICLE II.
                COVENANTS, REPRESENTATIONS AND WARRANTIES OF IPP

Section 2.0.1.
IPP is a corporation duly organized, validly existing and in good standing under the laws of the country of Portugal and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects, as it is now being conducted, including qualification to do business as a foreign corporation in the states of which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification and where failure to qualify would have a materially adverse effect on IPP. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement, in accordance with the terms hereof will not, violate any provision of IPP's articles of Incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement, except for obtaining the formal approval of the IPP shareholder. Except for such approval, IPP has full power, authority and legal right and has taken all action required by law, its Articles of Incorporation, bylaws and otherwise to consummate the transactions herein contemplated.

                             Financial Statements
Section 2.0.2
IPP will supply to TDR, at the effective date of the Acquisition, a certified audited financial statement prepared according to Generally Acceptable Accounting Principles (GAAP), which will represent the financial condition of IPP on a consolidated basis (post merger) between TDR and IPP, which meet the accounting and disclosure standard of Securities and Exchange Regulation SX, applied on a consistent basis, which will present fairly the financial position of TDR at the date of the financial consolidation.

                    Activities Since Balance Sheet Date
Section 2.0.3..
Except as previously disclosed to TDR, IPP has not:
     a) Sold, exchanged, or otherwise disposed of any of its assets, contract rights, or any interest therein except as disclosed in the Letter of Intent between the parties.
     b) Except in the ordinary course of business, entered into any agreement or arrangement selling, exchanging, or otherwise disposing of any of its assets or granting any preferential or other right to purchase any of its assets or rights or requiring the consent of any party to the transfer and assignment of such assets and rights.
     c) Discharged or satisfied any lien or encumbrance or paid any obligation of liability, absolute or contingent, other than current liabilities to be shown on its balance sheet, including non-current liabilities so shown, which have become current by the passage of time, and current liabilities incurred since that date in the ordinary course of business.
     d) Except current liabilities incurred or obligations under contracts entered in the ordinary course of business, incurred or agreed to incur any contractual obligation or liability, absolute or contingent.
     e) Issued any stock, bonds, or other corporate securities, or any options with respect thereto.



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     d)    Except in the ordinary course of business, waived any right of claim having value.
     e) Except to the extent consistent with past practice, granted any increase in the compensation of, or paid any bonus to, any employee, partner or principle.
     f) Declared or paid any dividends, or made, or agreed to make, any other distribution to any officer or shareholder.
     g) Mortgaged or pledged or, except in the ordinary course of business, subjected to lien, charge, or any other encumbrance or its assets, tangible or intangible.
     h) Entered into any transaction or transactions the effect of which, considered as a whole, would be to cause its net ownership in any of its properties to be materially less than it was at the date of its Financial Statement, as previously disclosed.
     i) Sold, assigned, or transferred any patents, copyrights or other intangible assets.
     j) Had any labour troubles other than routine grievance matters, none of which is material.
     k) Enter in any transaction other than in the ordinary course of business.

                     Compliance with Laws and Regulations
Section 2.0.5.
The execution and carrying out of this Agreement and compliance with the provisions thereof by IPP will not violate, with or without the giving of notice or passage of time, any provision of law applicable to the TDR, and will not conflict with, or result in the breach or termination of any provision of, or constitute of default under, or result in the creation of any lien, charge, or encumbrance upon any of the properties, pursuant to any corporate charter. By-Laws, Indenture, mortgage, deed or trust, or other agreements or instrument to which IPP is a party of by which IPP or any of its properties may be bound.

                                    Taxes
Section 2.0.6.
IPP hereby warrants that all federal, state, county and local taxes, other than current "ad valorem" taxes if any, have been paid, and IPP has filed all federal, state, county, and other local tax returns, which are required to be filed.

                                Not in Default
Section 2.0.7.
IPP has not received any notice of default and, to the knowledge of any of its shareholders or principles, is not in default under:
     a) Any order, writ, injunction, or decree of any court or of any commission or other administrative agency.

                                Litigation
Section 2.0.8.
There is no litigation, proceeding, or governmental investigation pending, or, to the knowledge of any of the officers or directors of TDR, threatened, affecting TDR or any of its properties, or its rights to execute this Agreement or to perform its obligations hereunder, nor do any of such officers or directors know of any ground for which litigation, proceeding, or investigation.

                                   Insurance
Section 2.0.9.
IPP now has in force liability and other insurance with respect to its business, properties, products, the reinsurance of mortgages, etc., and expect in accordance with written approval of TDR pending the closeing date, will not change, increase or decrease any such insurance.

                            Character of Statements
Section 2.10.
The Information provided by IPP and its officers and directors to TDR pursuant to this Agreement for use in any financial statement, proxy statement or listing or rating application, does not and will not contain any statement, which at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, and does not and will not omit to state any material fact in order to make the statements therein not false and misleading.

                                  ARTICLE III
                                   Reserved

                                  ARTICLE IV
               COVENANTS, REPRESENTATIONS AND WARRANTIES OF TDR

                                 Legal Status
Section 4.0.1.
TDR is a corporation duly organized under the laws of the State of Nevada with corporate power to own property and carry on its business as it is now being conducted. TDR represents that it is in good standing in its State of domicile and that TDR will be responsible for any tax liabilities or penalties due or incurred by TDR prior to the closing of this transaction on or before February 16,1996 (the effective date, subject to shareholder ratification) and as a result will warrant to IPP that it will be in compliance with the laws applicable to its business:
     a)    FEDERAL TAXES.
           TDR has not filed any federal Income tax returns for a number of years inasmuch as TDR has either had no activity or income to report, and has incurred losses from time to time. If it is determined that it is necessary for TDR to file such returns then it will do so.
     (b)   STATE TAXES AND FRANCHISE FEES.
           TDR has paid all corporate franchise fees due to the State of Nevada through 1996 in order to remain in good standing.


                     Capitalization and Outstanding Shares
Section 4.0.2.
TDR currently has an authorized capital stock of 50,000,000 shares of single class common stock of S.01 par value. As of the date of this Agreement 2.000,000 shares of common stock are validly issued and outstanding, fully paid and non-assessable. The shareholders of TDR are not entitled to cumulative voting in the election of directors.

                             Financial Statements
Section 4.0.3.
TDR has supplied to IPP. a certified financial statement. which was completed in accordance with GAAP reflecting no assets and no known or asserted liabilities, encompassing the periods December 31,1993, 1994 and through September 25, 1995 and represents that there have been no substantial changes to its financial statements since that date inasmuch as IPP board of directors will be in control of TDR subsequent to the acquisition, it will be TDR's board as now constituted who will have the responsibility to provide a consolidated audited financial statement post merger of TDR and IPP in accordance with GAAP within 90 days after closing.

                       Activities Since Balance Sheet Date
Section 4.0.4.
Except as previously disclosed to IPP, TDR has not:
     (a)    Suffered any change In the operations of its business.
     (b) Except in the ordinary course of business, sold, exchanged, or otherwise disposed of, or enter any agreement or arrangement to sell, exchange, or otherwise dispose of, any asset, rights or any interest therein, and TDR is not a party to or bound by any outstanding option, warrant, right, call, commitment or other agreement or obligation to sell, issue, buy or otherwise dispose of or acquire any shares of its capital stock or other securities.

                          Litigation and Indemnification
Section 4.0.5.
There are no actions or proceedings pending, or to the knowledge of TDR, threatened against, by, or affecting the TDR in any court or before any governmental agency, domestic or foreign, which, if decided adversely to the TDR, would materially and adversely affect the condition or operations, financial or otherwise of TDR, and TDR's current Board of Directors as now constituted will agree by this agreement, to indemnify IPP and IPP's shareholders against any litigation or asserted or contingent liability, which may arise as a result of TDR's corporate activities prior to July 25, 1995.

                           Status of Shares Deliverable
Section 4.0.6.
The shams of stock of TDR deliverable to IPP or IPP's assignees pursuant to this Agreement, when issued and delivered as provided in this Agreement, will be validly issued and outstanding shares of TDR, fully paid and non-assessable, according to class, series and issue and privilege relating to the same. Such shares if unregistered when deliverable will be restricted shares under rule 144 of the Securities Act of 1933. and bear a restrictive legend reflecting the same.

                                Approval Of Board

Section 4.0.7.
     (a) The Board of Directors of TDR, has duly approved the transactions contemplated hereby and has authorized the execution and delivery of this Agreement by TDR, and the performance by TDR subject to ratification of a majority of shareholders, by written consent.
     (b) TDR has no knowledge that either the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby or compliance with any of the provision hereof will conflict with, result in a breach of any provision of, or constitute a default (or an event, which with notice or lapse of time or both, would constitute a default) under, or result in the creation of any lien, security interest, charge or encumbrance upon any terms, conditions or provisions of TDR's Articles of Incorporation, or under any agreement, other instrument or obligation.
     (c) Except as disclosed in this Agreement and the Exhibit thereto, TDR does not know of any
            i) default (or event, which with notice or lapse of time or both, would constitute a default) under any contract, note, mortgage, loan agreement, lease, instrument or commitment, whether written or oral, to which TDR is a party to or, which it is subject or under any governmental license or permit or
            ii)  breach of any provisions of its Articles of Incorporation.

                                   ARTICLE V.
                  CONDUCT OF BUSINESS OF IPP PENDING CLOSING

                         Preservation of and Access to
                           Information and Documents
Section 5.0.1. IPP will:
     (a) Use its best efforts to perform all its obligations under contracts relating to or affecting its assets and shareholder equity.
     (b) Exercise all due diligence in safeguarding and maintaining its assets, reports and data, in its possession and relating to contracts, rights and current negotiations pertaining to the same.
     (c) Confer with TDR regarding all significant developments and transactions relating to its business and give to TDR full access at any time to all properties, books, tax returns, partnership agreements, contracts, and documents of TDR
     (d) Permit TDR and its representatives to examine such agreements and records as they relate to the TDR's business as TDR may request.

                   Submission to Shareholders and Principles
Section 5.0.2.
IPP will submit to its stockholders, partners or principles, for their approval, this Agreement and the assignment and plan of distribution contemplated by Section 1.0.1 hereof. IPP shall use its best efforts to cause the approval of the same and to adopt this Agreement and said plan of distribution.

                         Satisfy Conditions Precedent
Section 5.0.3.
IPP will use its best efforts to cause the satisfaction of all conditions precedent contained in this Agreement.

                                 ARTICLE VI.
                  CONDUCT OF BUSINESS OF TDR PENDING CLOSlNG

                         Carry On Business As Usual
Section 6.0.1.
TDR will carry on business as usual until such time as this agreement is executed, then upon the consummation of the Plan of Exchange and ratification by a majority of shareholders of TDR, TDR will operate the business of IPP as described Article II, Section 2.0.2., herein.

                        Satisfy Conditions Precedent
Section 6.0.2.
Except with the prior written consent of IPP, TDR will not declare or pay any dividend, or declare or make any other distribution to tis shareholders.

                                 ARTICLE VII.
                         CONSUMMATION OF TRANSACTION

                          Consideration of IPP & TDR
Section 7.0.1.
The consideration between IPP and TDR, TDR as described herein, will be delivered by an exchange of stock between the parties as described in Article I, Section 1.0.1. in exchange for TDRs interests upon such conveyance. the execution of this agreement. and completions of the exchange as herein contemplated.

     (a) TDR shall not assume nor be responsible for any of the following items:
            i) Fees, costs and expenses incurred by IPP In carrying out the Plan of Exchange and Acquisition Agreement.
            ii) Any liability of IPP to its shareholiders or principles whether or not arising from this Plan of Exchange and Acquisition Agreement.
            iii) Any taxes imposed upon IPP by reason of the Plan Of Exchange and Acquisition Agreement.
            iv) Any liability or obligation of IPP with respect to taxes, assessments, or other governmental charge for periods prior to February 16, 1996, or any other liability not agreed to be assumed by TDR by previous written agreement.

                            Delivery of Shares to TDR
Section 7.0.3.
     (a) Promptly after the closing date, TDR shall proceed with due diligence to deliver the shares of common stock of TDR to IPP or assignees:
     (b) IPP shall proceed promptly after the closing date to prepare and file all Income tax returns and reports required under applicable law, state or federal, if not already completed, covering all periods prior to the closing date for which tax returns and reports have not previously been filed, if required.

                                 ARTICLE VIII.
                         INTERPRETATION AND ENFORCEMENT

                               Indemnification
Section 8.0.1.
     (a) Each party hereto agrees to protect, defend, indemnity and hold harmless the other party, its successors and assigns, against and in respect of an loss, damage, or expense by any breach by such indemnifying party of any of its representations, warranties, covenants, or agreements contained herein.

     (b) IPP expressly agrees to indemnify and hold harmless the TDR from any loss, damage, or expenses, including reasonable counsel fees sustained or incurred by TDR by reason of any claim asserted against TDR to discharge any liability or obligation of IPP not expressly assumed by TDR under the terms hereof.
     (c) Each party hereto will indemnify and hold harmless the other party against and in respect of any claim for any constituting fee, stock or stock option relative to this Agreement or to transactions contemplated hereby, based in any way on agreements, arrangements, or understanding claimed to have been made by such party with any third party as described in Article III, Section 3.0.2.

                            Specific Performance
Section 6.0.2.
The Board of Directors as nominated by TDR, which shall become TDR's newly elected Board of Directors shall be responsible to maintain and keep current financial statements of TDR on an annual or quarterly basis in order to maintain listing or other blue sky trading exemptions with Moody's Investors Service and Standard and Poor's and as required by applicable reporting requirements of the Securities and Exchange Commission Rule 15-C-211 or such other filing requirements of each individual state wherein the securities of TDR may trade.

             Survival of Covenants, Representations end Warranties
Section 6.0.3.
All covenants agreements, representations and warranties made hereunder and in any documents or certificates delivered at the closing shall be deemed to be material and to have been rolled upon by TDR and TDR, notwithstanding any investigation made by TDR or IPP or on their respective behalf, and shall survive the closing.

                                  Assignment
Section 8.0.4.
Except with the written consent of the other party, the rights and obligations under this Agreement shall not be assignable by either party. Nothing herein expressed or implied is intended to confer upon any Person. other than the parties hereto or their respective successors, assigns, heirs and legal representatives, any rights, remedies, or liabilities under or by reason of this Agreement.

                                  Notices
Section 8.0.5.
Any notice or other communication required or permitted hereunder shall be deemed to be properly given when deposited in the United States mails for transmittal by certified or registered mail, postage prepaid, or when deposited with public telegraph company for transmittal, charges prepaid, if such communication is addressed:
     (a)   In the case of TDR:    Industria Portuguese de Producac de
                                  Lareiras, S.A.
                                  President or to such other address as IPP
                                  may tram time to time furnish to TDR for
                                  that purpose.
     (b)   In the case of TDR:    Top Dollar Realty, Inc., 4056 Elkridge
                                  Drive, Las Vegas, NV 69129, or to such
                                  other address as TDR may from time to time furnish to PP for that purpose.

                       Entire Agreement Counterparts
Section 6.0.6.
This instrument between the Parties, and the exhibits attached hereto contain the entire Agreement between the parties with respect to the transaction contemplated hereby. It may be executed in any number of counterparts, each of which shall be deemed an original, but such counterparts together constitute only one and the same instrument.

                              Controlling Law
Section 8.0.7.
The validity, interpretation, and performance of this Agreement shall be controlled by and construed under the laws of the State of Nevada. within the venue and jurisdiction of Clark County, Nevada.

In accordance with the Uniform Commercial Code a fax copy of this instrument shall be the same as an original.

This Plan of Reorganization and Acquisition Agreement is agreed and Executed by and between the parties on February 2, 1996


TOP DOLLAR REALTY, INC.


By/s/Andrew W. Berney
------------------------------
Andrew W. Berney
Its President


INDUSTRIA PORTUGUESE de PRODUCAO
de LAREIRAS, S.A

By/s/Daniel P. Kesonen
------------------------------
Daniel P. Kesonen